EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Citizens, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-77698, 333-58698, 333-118134, and 333-139473) on Form S-3 of Citizens, Inc. of our report dated March 16, 2006, with respect to the consolidated statement of financial position of Citizens, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2005, and all related financial statement schedules, which report appears in the December 31, 2006 annual report on Form 10-K of Citizens, Inc.
     /s/KPMG LLP
Dallas, Texas
March 30, 2007